MARKETING MATERIALS

                                       FOR

                     SEACOAST FINANCIAL SERVICES CORPORATION

                           NEW BEDFORD, MASSACHUSETTS













Dated August 4, 1998

                     Seacoast Financial Services Corporation
                     ---------------------------------------


                                TABLE OF CONTENTS
                                -----------------


CORRESPONDENCE
--------------

Letter to Depositors (Eligibility Record Date and Supplemental Eligibility Date) Potential Investor Letter (Non-Customers - Call-Ins)
Ryan, Beck "Broker Dealer" Letter
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter

ADVERTISEMENTS
--------------

Tombstone Newspaper Advertisement
Lobby Poster - Offering
Lobby Poster - Community Meeting Invitation *

BROCHURES
---------

Q&A
Invitation*

FORMS
-----

Stock Order Form


         *Slide show presentation draft to be prepared later.

LETTER TO DEPOSITORS
[Seacoast Financial Letterhead]

Dear Sir/Madam:

It is my pleasure to inform you of an investment opportunity. Our organization will change its corporate form from a mutual holding company structure without stockholders, to a fully stockholder-owned structure (the "Conversion"). To effect the conversion, Compass Bank's parent company, Seacoast Financial Services Corporation (formerly known as The 1855 Bancorp), is conducting an initial public stock offering of up to 27,600,000 shares of its common stock at a purchase price of $10 per share.

AS A COMPASS BANK DEPOSITOR ON ELIGIBILITY RECORD DATES DECEMBER 31, 1996 OR JUNE 30, 1997, YOU HAVE A PRIORITY RIGHT, BUT NO OBLIGATION, TO BUY COMMON STOCK BEFORE IT IS OFFERED TO THE GENERAL PUBLIC.

The proceeds of the Offering will provide our organization with increased funds for lending and investment and for product expansion. The increased capital base resulting from the Offering will facilitate our proposed acquisition of Sandwich Bancorp, Inc. and its subsidiary, Sandwich Co-operative Bank ("Sandwich Bank"), in a stock-for-stock exchange. Among other advantages, uniting Compass Bank with Sandwich Bank will result in more products and services than either institution could provide to customers on its own.

Please note that:

o THERE WILL BE NO CHANGE IN THE ACCOUNT NUMBERS, INTEREST RATES OR OTHER TERMS OF YOUR COMPASS BANK DEPOSITS OR LOANS.

o YOUR DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED IN FULL BY THE FDIC AND THE DEPOSITORS INSURANCE FUND.

o COMPASS BANK'S NAME WILL NOT CHANGE. OUR BOARD, MANAGEMENT AND STAFF WILL CONTINUE TO SERVE YOU.

  o AFTER THE ACQUISITION, SANDWICH BANK'S CUSTOMERS WILL JOIN COMPASS BANK. SANDWICH'S BRANCHES WILL INCREASE OUR NETWORK TO 34 FULL-SERVICE OFFICES THROUGHOUT BRISTOL, PLYMOUTH, DUKES AND BARNSTABLE COUNTIES, AND WILL EXPAND OUR SERVICE AREA INTO CAPE COD.

o     COMPASS BANK WILL REMAIN INDEPENDENT AND COMMUNITY-ORIENTED.

Enclosed please find a Prospectus, Stock Order Form, Informational Brochure and Reply Envelope. If you are interested in purchasing shares of common stock, you may do so during the Offering period without paying a commission. Your Stock Order Form, with payment or authorization to withdraw funds (without penalty for early withdrawal) from your Compass Bank savings or certificate account(s), must be received by 10:00 a.m. Boston time, on _______, 1998.

                                                                          (over)

LETTER TO DEPOSITORS
Page 2

Those who purchase common stock in the Offering will share in Seacoast Financial's potential for earnings and capital growth through anticipated receipt of dividends and possible appreciation in the market value of the stock. There can, of course, be no assurances that such benefits will be attained.

Funds received in the form of check or money order will earn interest until the Offering is completed. At that time, interest will be paid at Compass Bank's passbook rate. If you authorize withdrawal from a Compass Bank savings or certificate account, the withdrawal will be made at the completion of the Offering. The funds will not be available to you in the interim, but will earn interest at the account's contractual rate.

Please call the Stock Information Center by _______ if you wish to use funds in an IRA or Keogh to purchase common stock. IRA and Keogh-related procedures require additional processing time.

Upon consummation of the Offering, we expect that Seacoast Financial Services Corporation common stock will be listed on the Nasdaq National Market under the symbol "SCFS".

We hope that you will take advantage of this opportunity to share in our future.


Sincerely,



Kevin G. Champagne
President and Chief Executive Officer





This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

--------------------------------------------------------------------------------

                                   Questions?

                            Stock Information Center

                            Toll Free (888) 7-COMPASS
                  9:00 a.m. to 4:00 p.m., Monday through Friday

POTENTIAL INVESTOR LETTER (NON-CUSTOMERS)
[Seacoast Financial Letterhead]


Dear Potential Investor:

It is my pleasure to inform you of an investment opportunity. Seacoast Financial Services Corporation, parent company of Compass Bank for Savings, is conducting its initial public offering of up to 27,600,000 shares of common stock at $10.00 per share. The Offering is integral to Seacoast Financial Services Corporation (formerly known as The 1855 Bancorp) changing its corporate form from a mutual holding company without stockholders, to a fully stockholder-owned structure.

The proceeds of the Offering will provide our organization with increased funds for lending and investment and for product expansion. The increased capital base resulting from the Offering will facilitate our proposed acquisition of Sandwich Bancorp, Inc. and its subsidiary, Sandwich Co-operative Bank ("Sandwich Bank"), in a stock-for-stock exchange. We believe that Compass Bank will benefit from the increased visibility and expanded market area resulting from the acquisition.

Compass Bank is headquartered in New Bedford, Massachusetts and conducts business through 23 full-service offices. Sandwich Bank is based in Sandwich, Cape Cod, Massachusetts, and has 11 offices. As of May 31, 1998, Seacoast Financial had consolidated assets and surplus of $1.2 billion and $77.1 million, respectively. At June 30, 1998, Sandwich Bancorp, Inc. had consolidated assets of $531.0 million and stockholders' equity of $44.6 million.

Enclosed please find a Prospectus, Stock Order Form, Informational Brochure and Reply Envelope. If you are interested in purchasing shares of common stock, you may do so during the Offering period without paying a commission. Your Stock Order Form, along with payment, must be received by 10:00 a.m. Boston time, on August __, 1998.

Funds received in the form or check or money order will earn interest until the Offering is completed. At that time, interest will be paid at Compass Bank's passbook rate.


                                                                          (over)

POTENTIAL INVESTOR LETTER (NON-CUSTOMERS)
Page 2


Upon consummation of the Offering, we expect that Seacoast Financial Services Corporation common stock will be listed on the Nasdaq National Market under the symbol "SCFS".

Thank you for your interest in Seacoast Financial Services Corporation.


Sincerely,



Kevin G. Champagne
President and Chief Executive Officer




This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.


--------------------------------------------------------------------------------

                                   Questions?


                            Stock Information Center

                            Toll Free (888) 7-COMPASS
                  9:00 a.m. to 4:00 p.m., Monday through Friday

RYAN, BECK "BROKER DEALER" LETTER
[Ryan, Beck Letterhead]





Dear Sir/Madam:


At the request of Seacoast Financial Services Corporation (formerly known as The 1855 Bancorp), we are enclosing materials regarding its initial public offering of common stock. Ryan, Beck & Co., Inc. has been retained by Seacoast Financial Services Corporation as selling agent in connection with the Offering.

We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.



Sincerely,

Ryan, Beck & Co.



This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, The Depositors Insurance Fund or any other government agency.

STOCK ORDER ACKNOWLEDGEMENT LETTER


Date


[imprint name & address as shown on Stock Order Form as completed by the subscriber]



Dear Investor:

We are pleased to confirm the receipt of your order and payment for ______ shares of Seacoast Financial Services Corporation common stock.

The stock certificate will be registered in the name(s) shown above in the event that your order is filled in whole or in part. Please verify the spelling and accuracy of your name and address. All subsequent mailings, including your stock certificate, will be mailed to the address shown above. If this information is incorrect, please contact us, toll free, in the Stock Information Center at
(888) 7-COMPASS, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Please note that, although the Offering period ends at 10:00 a.m. Boston time, on ________, 1998, we are required to receive regulatory approval before stock certificates can be mailed or trading in the stock begins. This type of approval may take two to three weeks. Your stock certificate cannot be mailed until such approval is received.

This acknowledgment that your order and payment have been received is not a guarantee that your order will be filled or be partially filled. In the event that we receive orders for more shares of stock than are available, shares will be allocated as described on page __ of the Prospectus, dated _______, 1998.

Timing updates can be obtained while regulatory approval is pending. Just call the Stock Information Center at (888) 7-COMPASS.




-----------------------------
NOTE: Printed and mailed by data processing agent or by the Stock Information Center.

STOCK CERTIFICATE MAILING LETTER
[Seacoast Financial Letterhead]


Dear Stockholder:


I would like to welcome you as a stockholder of Seacoast Financial Services Corporation. A total of ___________ shares were purchased by investors at $10.00 per share.

Your stock certificate is enclosed. Please review it to make sure the registration and number of shares are correct. If you find an error or have questions about your certificate, please call our Transfer Agent:

                            Registrar and Transfer Company
                            10 Commerce Drive
                            Cranford, New Jersey  07016
                            [Add contact and phone]


If the original stock certificate must be forwarded for reissue, it is recommended that it be sent to the Transfer Agent by registered mail. If you should change your address, please notify the Transfer Agent immediately so you will continue to receive all stockholder communications.

If you paid for your shares by check or money order, you may have received, or soon will receive, a check representing interest earned on your funds. Interest payments were calculated at Compass Bank's passbook rate from the date your funds were received until the checks were generated. If you paid for your shares by authorizing withdrawal from a Compass Bank deposit account, that withdrawal has now been made. Interest was earned at your account's contractual rate and credited to your account.

We thank you for your participation in our Offering.

Sincerely,



Kevin G. Champagne
President and Chief Executive Officer

------------------
NOTE:  Mailed by transfer agent, with stock certificate.

LOBBY POSTER - Offering



                 Seacoast Financial Services Corporation [LOGO]
                            (parent of Compass Bank)



                                27,600,000 SHARES
                                  Common Stock






                                      PRICE
                                $10.00 Per Share



     Compass Bank's parent company, Seacoast Financial Services Corporation, is conducting a common stock offering.


This Offering expires at 10:00 a.m. Boston time, on _______, 1998.

If you have any questions or would like to obtain a copy of the Prospectus, please call our Stock Information Center, toll free, at (888) 7-COMPASS, from 9:00 a.m. to 4:00 p.m., Monday through Friday.



                         Compass Bank for Savings [LOGO]



This notice is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT
(Optional)



                 Seacoast Financial Services Corporation [LOGO]
                 (holding company for Compass Bank for Savings)



                                27,600,000 SHARES
                                  Common Stock



                                      PRICE
                                $10.00 Per Share



Seacoast Financial Services Corporation, is conducting a common stock offering. Shares may be purchased directly from Seacoast Financial Services Corporation during the Offering period.

This Offering expires at 10:00 a.m. Boston time, on ________, 1998.

To receive a copy of the Prospectus, please call our Stock Information Center, toll free, at (888) 7-COMPASS, from 9:00 a.m. to 4:00 p.m., Monday through Friday.







This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

INVITATION AND LOBBY POSTER


                         You Are Cordially Invited...


                  To a Community Investor Meeting and Reception

                      to learn about the business focus of

                     Seacoast Financial Services Corporation

               and its common stock offering and related proposed

                      acquisition of Sandwich Bancorp, Inc.


                               [Put location here]

                                ___________, 1998

                                       and

                                ___________, 1998


                                    7:00 p.m.

                            Light Refreshments Served



                               SEATING IS LIMITED
                      Please call to make your reservation.

                            Toll Free (888) 7-COMPASS



                            [Seacoast Financial LOGO]



This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

BROCHURE
Front Cover:
                                    Questions
                                        &
                                     Answers

                 Seacoast Financial Services Corporation [LOGO]

                         Compass Bank for Savings [LOGO]

Inside Cover:

This pamphlet will answer certain common questions about (1) the conversion of Seacoast Financial Services Corporation (formerly known as The 1855 Bancorp) from a mutual holding company to a stock holding company (the "Conversion"), (2) the sale of common stock (the "Offering") and (3) the proposed acquisition of Sandwich Bancorp, Inc. (the "Acquisition"). If you have further questions, please call our Stock Information Center, toll free, at (888) 7-COMPASS.

Please read the enclosed Prospectus before making an investment decision. For a discussion of factors that should be considered, see "Risk Factors" in the Prospectus.

                                   BACKGROUND

In 1994, Compass Bank for Savings ("Compass Bank") organized a mutual holding company, currently known as Seacoast Financial Services Corporation ("Seacoast Financial" or the "Company"). Seacoast Financial's operations to date have been limited to owning Compass Bank. As a "mutual" entity, Seacoast Financial has no stockholders.

In March 1998, Seacoast Financial entered into an agreement to acquire Sandwich Bancorp, Inc. and its subsidiary, Sandwich Co-operative Bank in a stock-for-stock share exchange (the "Acquisition"). However, because a mutual holding company cannot issue shares of stock for an acquisition, Seacoast Financial has determined to change its corporate form to a stock holding company (the "Conversion"). In order to effect the Conversion, the Company will sell shares of Seacoast Financial common stock to investors (the "Offering"). After issuing shares to investors in the Offering, the Company will issue additional Seacoast Financial shares to Sandwich Bancorp, Inc.'s stockholders in the stock-for-stock share exchange.

                         THE CONVERSION AND ACQUISITION


Through the Conversion, Seacoast Financial will become a fully stockholder-owned company. Through the Acquisition, Sandwich Co-operative Bank will be merged into Compass Bank, making Compass Bank the largest financial institution headquartered in southeastern Massachusetts. The Conversion and the Acquisition are interdependent. They will not be consummated simultaneously, but one will not occur without the other occurring.


Q.    What is Seacoast Financial Services Corporation?

A. Seacoast Financial, headquartered in New Bedford, Massachusetts, is the parent company of Compass Bank, which operates out of its headquarters and 23 additional full-service branches in southeastern Massachusetts and on the island of Martha's Vineyard. Compass Bank is the sixth largest savings bank in the Commonwealth of Massachusetts. Seacoast Financial is a mutual holding company ("mutual" means that it has no stockholders). As of May 31, 1998, Seacoast Financial had consolidated assets and surplus of $1.2 billion and $77.1 million, respectively.


Q.    What is Sandwich Bancorp, Inc.?

A. It is the parent company of Sandwich Co-operative Bank, Sandwich, Massachusetts. Sandwich Co-operative Bank conducts business through 11 full-service branches, primarily located on Cape Cod. As of June 30, 1998, Sandwich Bancorp, Inc., a fully stockholder-owned company, had consolidated assets and stockholders' equity of $531.0 million and $44.6 million, respectively.


Q.    What are some of the expected benefits of the Conversion and Acquisition?

A. The proceeds of the Offering will provide our organization with increased funds for lending and investment and for product expansion. The increased capital base resulting from the Offering will support our proposed acquisition of Sandwich Bancorp, Inc.

      We believe that the Acquisition will benefit Compass Bank by increasing our visibility and expanding our market area to include contiguous Cape Cod. This will help the combined financial institution to grow and to compete more effectively. Additionally, we will have an enhanced product line to offer existing and future customers.

Q.    Will I see changes at Compass Bank?

A.    Generally, it will be business as usual, but there will be some changes.

      o After the Acquisition, Sandwich Co-operative Bank's customers will join Compass Bank. All of Sandwich's branches will be added to Compass Bank's branch network, which will result in 34 full-service branches. We will supplement Compass Bank's product line with some of Sandwich Co-operative Bank's services, and Sandwich Co-operative Bank's branches will give Compass Bank a presence on Cape Cod.

      o Compass Bank will remain an independent, community-oriented organization. Its name will not change. Our Board, management and staff will continue to serve you, supplemented by certain directors and employees of Sandwich Bancorp, Inc. and Sandwich Co-operative Bank.

      o  There will be no changes to your Compass Bank deposit or loan accounts.


Q. Will the stockholders of Sandwich Bancorp, Inc. automatically become stockholders of Seacoast Financial?

A. Yes. When Sandwich Bancorp, Inc. is acquired, its stockholders will exchange their shares of Sandwich Bancorp, Inc. stock for shares of Seacoast Financial common stock. The exchange ratio will be calculated based on the average trading price of Seacoast Financial stock for a number of days immediately following consummation of the Conversion.


Q. Will the Conversion and Acquisition have an effect on my Compass Bank deposits or loan accounts?

A. No. The amount, interest rate, account number and other terms of deposit accounts will not change. Deposit accounts will continue to be insured [in full] by the FDIC and the Depositors Insurance Fund. Likewise, the loan accounts and rights of borrowers will not be affected.


Q.    Are the Conversion and Acquisition dependent on each other?

A. Yes. Although the Conversion will be consummated before the Acquisition, the Conversion will not be consummated unless or until all preconditions to the Acquisition are satisfied or waived.

                        PURCHASING STOCK IN THE OFFERING


Q.    Who may purchase Seacoast Financial common stock?

A. No one is obligated to buy stock, but eligible depositors of Compass Bank have priority subscription rights to subscribe for Seacoast Financial common stock during the Offering period. Subscription rights have been granted, in order of priority, to: (1) depositors of Compass Bank with aggregate deposits of $50 or more on December 31, 1996; (2) depositors of Compass Bank with aggregate deposits of $50 or more on June 30, 1997; (3) Compass Bank's Employee Stock Ownership Plan and (4) employees, officers, directors and trustees of Compass Bank and Seacoast Financial. If any shares remain unsold, the Company may offer those shares for sale to community members and the general public.


Q.    Are my subscription rights as an eligible depositor transferable?

A. No. Any attempt to transfer subscription rights to any other person is illegal and subject to fines. Seacoast Financial intends to prosecute any attempt to transfer subscription rights.

      If anyone offers to give you money to buy stock in your name, in exchange for later transferring the stock or requests to share in proceeds upon your future sale of Seacoast Financial stock, please inform our Stock Information Center at a number shown below.


Q. As an eligible depositor of Compass Bank at December 31, 1996 or June 30, 1997, may I register the shares in someone else's name?

A. No. On your Stock Order Form, you must register in the name of at least one of the account holders at the applicable date. You may not add names of non-account holders.


Q.    How much common stock is being issued?

A. Seacoast Financial is offering for sale between 20,400,000 and 27,600,000 shares of common stock, subject to increase to 31,740,000 shares. The offering range is based on an independent appraisal of the pro forma market value of the shares offered for sale in connection with the Conversion, estimated to be between $204.0 million and $276.0 million. The appraisal considered the potential effects on Seacoast Financial of the Conversion and Acquisition. See the Prospectus section entitled "Pro Forma Data - Pro Forma Conversion Data" for Seacoast Financial common stock's pro forma price to stockholders' equity per share and price to earnings per share and the assumptions used to derive those measurements.

      In addition to shares issued in the Conversion, shares will soon thereafter be issued in connection with the Acquisition. After the consummation of the Conversion, Sandwich Bancorp, Inc.'s stockholders will receive between approximately 8.8 million and 12.7 million shares of Seacoast Financial stock. The final number of shares to be issued to the Sandwich Bancorp, Inc. stockholders will be based on an exchange ratio. The ratio will be based on the average trading price of Seacoast Financial stock for a number of days immediately following consummation of the Conversion.


Q.    What is the price per share in the Offering?

A. The stock is offered at $10.00 per share. Orders are not cancelable. All purchasers, including trustees, directors, officers and employees, will pay the same price per share. No commission will be charged for stock purchased in the Offering.


Q.    How do I purchase common stock in the Offering?

A. Complete the Stock Order Form and submit it, with payment, so that it is received by 10:00 a.m. Boston time, on _________, 1998. You may hand-deliver the Stock Order Form to any Compass Bank office or you may use the enclosed Reply Envelope. Payment may be made by check or money order or by authorization of withdrawal from your Compass Bank savings or certificate accounts. Any applicable penalty for early withdrawal will be waived. Withdrawals from savings or certificate accounts will not be made until the consummation of the Conversion, but the designated funds will not be available to you in the interim.


Q.    Will management purchase shares?

A. Yes. Reflecting their commitment to Compass Bank's future, the twenty executive officers and directors of Seacoast Financial expect to purchase an aggregate of 386,500 shares in the Offering.


Q.    Will I receive interest on stock purchase funds?

A. Yes. Funds that you submit by check or money order will earn interest until the consummation of the Conversion. At that time, a check will be mailed to you reflecting interest calculated at Compass Bank's passbook rate. With respect to an account withdrawal, interest will continue to accrue at the account's contractual rate until the consummation of the Conversion.

Q.    May I obtain a loan from Compass Bank to pay for my stock?

A. No. Regulations do not allow Compass Bank to make loans for this purpose, but other financial institutions may be able to make such a loan.


Q. What are the minimum and maximum number of shares that I may purchase in the Offering?

A. The minimum purchase is 25 shares. No person (or persons through a single subscription right) may purchase more than $750,000 of common stock in the Offering, and no person, together with associates or persons acting in concert, may purchase more than $1.5 million of common stock in the Offering. However, Seacoast Financial may, without notice, increase or decrease the two maximum purchase limitations.


Q.    Is the common stock insured by the FDIC or the Depositors Insurance Fund?

A. No. Common stock is not a deposit and cannot be insured by the FDIC, the Depositors Insurance Fund or any other government agency. Common stock is subject to investment risk, including loss of principal invested.


Q.    May I purchase the common stock through an IRA or Keogh account?

A. Yes. However, if you have an IRA or Keogh account at Compass Bank, you will need to transfer that existing relationship to an independent trustee of a tax-qualified retirement account. Please call the Stock Information Center for assistance in transferring your account or in establishing a new self-directed IRA or Keogh account for the purchase of stock in the Offering. Because such procedures take time, please contact the Stock Information Center by ______.


Q.    When does the Offering period end?

A. The Offering will conclude at 10:00 a.m. Boston time on _______, 1998, unless extended.

Q. What will happen to my stock order if orders are received for more stock than is available?

A. Shares will be allocated on a priority basis in the manner disclosed in the enclosed Prospectus on page ___. If we are not able to fill an order (either wholly or in part), funds not used will be refunded, with interest. If payment for the stock was to be made by withdrawal from a Compass Bank account, funds not used to fill an order will remain in that account.

                               AFTER THE OFFERING


Q.    When will I receive my stock certificate?

A. Stock certificates will be mailed as soon as practicable after the Offering is completed. Please be aware that you may not be able to sell the shares that you purchased until you have received a stock certificate.


Q.    Will dividends be paid on Seacoast Financial stock?

A. Although no decision has been made whether to pay dividends, Seacoast Financial's Board will consider a policy of paying quarterly cash dividends. There can be no assurance that dividends will be paid or, if paid, what the dollar amounts of dividends will be.


Q.    How may I purchase or sell Seacoast Financial stock shares in the future?

A. You may purchase or sell shares through a stockbroker or discount brokerage firm. The Company has received conditional approval to have the common stock quoted on the Nasdaq National Market under the symbol "SCFS". There can be no assurance, however, that an active and liquid market for the common stock will develop.

                                   QUESTIONS?


                    PLEASE CALL OUR STOCK INFORMATION CENTER:

                            TOLL FREE (888) 7-COMPASS

               FROM 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY



This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Corporation or any other government agency.